CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 21, 2016 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2016.

▪	Net sales and operating revenues increased 2.8% to $4.13 billion.

▪	Used unit sales in comparable stores increased 0.2%.

▪	Total used unit sales rose 4.0%.

▪	Total wholesale unit sales increased 1.8%.

▪	CarMax Auto Finance (CAF) income declined 7.7% to $100.8 million.

▪	Net earnings declined 3.6% to $175.4 million, while net earnings per diluted share rose 4.7% to $0.90.

First Quarter Business Performance Review

Sales. Total used vehicle unit sales grew 4.0% and comparable store used unit sales rose 0.2% versus the prior year’s first quarter. The comparable store sales performance reflected the combination of an improvement in conversion that more than offset a decrease in store traffic. Our sales performance included a reduction in the Tier 3 sales mix to 11.9% of used unit sales from 14.7% in the prior year’s first quarter. Tier 3 sales represent those financed by our Tier 3 third-party finance providers (those to whom we pay a fee) and those in CAF’s Tier 3 loan origination program. For the non-Tier 3 customer base, comparable store used unit sales rose 3.6%.

Wholesale vehicle unit sales grew 1.8% versus the first quarter of fiscal 2016, primarily driven by the growth in our store base.
Other sales and revenues declined 10.9% year-over-year, primarily reflecting a decrease in new vehicle sales (which are now included in other sales and revenues) due to the disposal of two of our four new car franchises during fiscal 2016. Extended protection plan (EPP) revenues increased 6.3%, largely reflecting improved margins and the growth in our used unit sales. Net third-party finance fees improved by 29.8%, primarily due to the reduced proportion of our sales attributable to Tier 3 finance providers.

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Gross Profit. Total gross profit increased 5.3% versus last year’s first quarter, to $572.6 million. Used vehicle gross profit rose 4.1%, driven by the 4.0% increase in total used unit sales. Used vehicle gross profit per unit was consistent at $2,202 versus $2,200 in the prior year period. Wholesale vehicle gross profit declined 1.9% versus the prior year’s quarter, as the 1.8% increase in wholesale unit sales was offset by a decrease in wholesale vehicle gross profit per unit to $995 from $1,032. Other gross profit rose 20.9%, primarily reflecting the improvements in EPP revenues and net third-party finance fees. The decrease in new vehicle sales did not significantly affect other gross profit.

SG&A. Compared with the first quarter of fiscal 2016, SG&A expenses increased 8.7% to $380.2 million. The growth primarily reflected the 11% increase in our store base since the beginning of last year’s first quarter (representing the addition of 16 stores), as well as a $7.0 million increase in share-based compensation expense. SG&A per used unit was $2,223 in the current quarter, up $97 year-over-year, of which $36 was attributable to the higher share-based compensation expense.

CarMax Auto Finance.(1) Compared with last year’s first quarter, CAF income declined 7.7% to $100.8 million. The decline was due to an increase in the provision for loan losses and a lower total interest margin percentage, partially offset by the effects of an increase in average managed receivables. The increase in the provision for loan losses reflected the combined effects of: favorable loss experience in the prior year’s quarter, which reduced last year’s provision; some unfavorable loss experience in the current year’s quarter; and the growth in managed receivables. Average managed receivables grew 12.5% to $9.75 billion. The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 5.9% of average managed receivables from 6.3% in last year’s first quarter. The allowance for loan losses as a percentage of ending managed receivables was 1.05% as of May 31, 2016, compared with 0.94% as of May 31, 2015.

Interest Expense. Interest expense rose to $11.1 million in the first quarter of fiscal 2017 from $7.1 million in the prior year’s quarter. The increase reflected the combination of growth in our finance and capital lease obligations, which resulted from the recent extension of select store leases beyond their original term, as well as higher average outstanding debt levels in fiscal 2017. During the current year’s quarter, we entered into a note purchase agreement to sell $500 million of senior unsecured notes, due in 2023, 2026 and 2028, to investors in a private placement. Of this amount, $300 million was sold during the first quarter and $200 million will be sold in the second quarter. The proceeds of the first quarter sale of notes were primarily used to reduce outstanding revolving credit borrowings.

Store Openings. During the first quarter of fiscal 2017, we opened two stores in new markets, including one in Springfield, Illinois, and one in San Francisco, California. Subsequent to the end of the quarter, we entered the El Paso, Texas, market with one store.

Share Repurchase Activity. During the first quarter, we repurchased 2.6 million shares of common stock for $132.0 million pursuant to our share repurchase program. As of May 31, 2016, we had $1.27 billion remaining available for repurchase under the program.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2016	2015	Change
Used vehicle sales	$3,429.0	$3,292.7	4.1%
Wholesale vehicle sales	567.7	576.6	(1.5)%
Other sales and revenues:
Extended protection plan revenues	76.2	71.7	6.3%
Third-party finance fees, net	(11.9)	(17.0)	29.8%
Other (1)	65.4	90.9	(28.1)%
Total other sales and revenues	129.7	145.6	(10.9)%
Total net sales and operating revenues	$4,126.4	$4,014.9	2.8%

(1)
Includes service department and new vehicle sales. In the fourth quarter of fiscal 2016, we reclassified new vehicle sales to other sales and revenues and no longer present new vehicle sales. Prior period amounts have been revised for this new presentation.

Unit Sales

	Three Months Ended May 31
	2016	2015	Change
Used vehicles	171,076	164,510	4.0%
Wholesale vehicles	103,462	101,630	1.8%

Average Selling Prices

	Three Months Ended May 31
	2016	2015	Change
Used vehicles	$19,858	$19,851	—%
Wholesale vehicles	$5,268	$5,449	(3.3)%

Vehicle Sales Changes

	Three Months Ended May 31
	2016	2015
Used vehicle units	4.0%	9.3%
Used vehicle revenues	4.1%	7.6%

Wholesale vehicle units	1.8%	4.7%
Wholesale vehicle revenues	(1.5)%	5.8%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2016	2015
Used vehicle units	0.2%	4.9%
Used vehicle revenues	0.3%	3.4%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2016	% (1)	2015	% (1)
Net sales and operating revenues	$4,126.4	100.0	$4,014.9	100.0
Gross profit	$572.6	13.9	$543.8	13.5
CarMax Auto Finance income	$100.8	2.4	$109.1	2.7
Selling, general, and administrative expenses	$380.2	9.2	$349.8	8.7
Interest expense	$11.1	0.3	$7.1	0.2
Earnings before income taxes	$282.7	6.9	$296.0	7.4
Net earnings	$175.4	4.2	$182.0	4.5

(1)	Calculated as a percentage of net sales and operating revenues.

Gross Profit

	Three Months Ended May 31
(In millions)	2016	2015	Change
Used vehicle gross profit	$376.6	$361.9	4.1%
Wholesale vehicle gross profit	102.9	104.9	(1.9)%
Other gross profit	93.1	77.0	20.9%
Total	$572.6	$543.8	5.3%

Gross Profit per Unit

	Three Months Ended May 31
	2016		2015
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,202	11.0	$2,200	11.0
Wholesale vehicle gross profit	$995	18.1	$1,032	18.2
Other gross profit	$544	71.8	$468	52.9
Total gross profit	$3,347	13.9	$3,306	13.5

(1)
Calculated as category gross profit divided by each category’s respective units sold, except the other and total categories, which are calculated by dividing their respective gross profit by used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

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SG&A Expenses

	Three Months Ended May 31
(In millions)	2016	2015	Change
Compensation and benefits (1)	$216.6	$201.8	7.3%
Store occupancy costs	71.7	65.3	9.8%
Advertising expense	34.8	33.7	3.3%
Other overhead costs (2)	57.1	49.0	16.5%
Total SG&A expenses	$380.2	$349.8	8.7%
SG&A per used unit	$2,223	$2,126	$97

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, insurance, non-CAF bad debt, travel, preopening and relocation costs, charitable contributions and other administrative expenses.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2016	% (1)	2015	% (1)
Interest margin:
Interest and fee income	$184.1	7.6	$164.9	7.6
Interest expense	(39.4)	(1.6)	(28.1)	(1.3)
Total interest margin	144.7	5.9	136.8	6.3
Provision for loan losses	(26.6)	(1.1)	(13.6)	(0.6)
Total interest margin after
provision for loan losses	118.1	4.8	123.2	5.7

Total direct expenses	(17.3)	(0.7)	(14.1)	(0.7)
CarMax Auto Finance income	$100.8	4.1	$109.1	5.0

Total average managed receivables	$9,745.0		$8,664.6
Net loans originated	$1,443.4		$1,364.7
Net CAF penetration rate	43.9%		42.7%
Weighted average contract rate	7.5%		7.4%

Ending allowance for loan losses	$104.0		$83.7

Warehouse facility information:
Ending funded receivables	$1,472.0		$1,089.0
Ending unused capacity	$1,028.0		$1,211.0

(1)	Percentage of total average managed receivables (quarterly amounts are annualized).

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Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2016	2015	Change
Net earnings	$175.4	$182.0	(3.6)%
Diluted weighted average shares outstanding	195.3	211.7	(7.7)%
Net earnings per diluted share	$0.90	$0.86	4.7%

Planned Store Openings

We currently plan to open the following stores within 12 months from May 31, 2016:

Location	Television Market	Market Status	Planned Opening Date
El Paso, Texas (1)	El Paso	New	Q2 Fiscal 2017
Westborough, Massachusetts	Boston	Existing	Q2 Fiscal 2017
Bristol, Tennessee	Tri-Cities TN/VA	New	Q2 Fiscal 2017
Meridian, Idaho	Boise	New	Q3 Fiscal 2017
Maple Shade, New Jersey	Philadelphia	Existing	Q3 Fiscal 2017
Daytona Beach, Florida	Orlando/Daytona Beach	Existing	Q3 Fiscal 2017
Kentwood, Michigan	Grand Rapids/Kalamazoo	New	Q3 Fiscal 2017
Fremont, California	San Francisco/Oakland/San Jose	Existing	Q3 Fiscal 2017
Santa Rosa, California	San Francisco/Oakland/San Jose	Existing	Q3 Fiscal 2017
Palmdale, California	Los Angeles	Existing	Q4 Fiscal 2017
Murrieta, California	Los Angeles	Existing	Q4 Fiscal 2017
Mobile, Alabama	Mobile/Pensacola	New	Q4 Fiscal 2017
Albany, New York	Albany	New	Q4 Fiscal 2017
Puyallup, Washington	Seattle/Tacoma	New	Q1 Fiscal 2018
Lynnwood, Washington	Seattle/Tacoma	Existing	Q1 Fiscal 2018
San Jose, California	San Francisco/Oakland/San Jose	Existing	Q1 Fiscal 2018
Pensacola, Florida	Mobile/Pensacola	Existing	Q1 Fiscal 2018

(1) Store opened in June 2016.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period. We plan to open 15 stores in fiscal 2017 and between 13 and 16 stores in fiscal 2018. We currently estimate capital expenditures will total approximately $450 million in fiscal 2017.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 21, 2016. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 25573807. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through September 20, 2016. A telephone replay also will be available through June 28, 2016, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 25573807.

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Second Quarter Fiscal 2017 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2016, on Wednesday, September 21, 2016, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in September 2016.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and on the Fortune 100 Best Companies to Work For® list for 12 consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 161 used car stores in 81 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the fiscal year ended February 29, 2016, the company retailed 619,936 used vehicles and sold 394,437 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability provided by our third-party financing providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.

•	Significant changes in prices of new and used vehicles.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The failure of key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

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•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2016, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2016	% (1)	2015	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,428,974	83.1	$3,292,658	82.0
Wholesale vehicle sales	567,741	13.8	576,625	14.4
Other sales and revenues	129,671	3.1	145,605	3.6
NET SALES AND OPERATING REVENUES	4,126,386	100.0	4,014,888	100.0
Cost of sales	3,553,749	86.1	3,471,094	86.5
GROSS PROFIT	572,637	13.9	543,794	13.5
CARMAX AUTO FINANCE INCOME	100,758	2.4	109,108	2.7
Selling, general and administrative expenses	380,230	9.2	349,779	8.7
Interest expense	11,088	0.3	7,103	0.2
Other (income) expense	(616)	—	41	—
Earnings before income taxes	282,693	6.9	295,979	7.4
Income tax provision	107,333	2.6	114,005	2.8
NET EARNINGS	$175,360	4.2	$181,974	4.5
WEIGHTED AVERAGE COMMON SHARES:
Basic	193,531		208,698
Diluted	195,253		211,652
NET EARNINGS PER SHARE:
Basic	$0.91		$0.87
Diluted	$0.90		$0.86

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	May 31	February 29	May 31
(In thousands except share data)	2016	2016 (1)	2015 (1) (2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,575	$37,394	$351,698
Restricted cash from collections on auto loan receivables	364,156	343,829	328,054
Accounts receivable, net	102,541	132,171	103,663
Inventory	1,864,991	1,932,029	1,844,077
Other current assets	32,317	26,358	29,088
TOTAL CURRENT ASSETS	2,416,580	2,471,781	2,656,580
Auto loan receivables, net	9,853,368	9,536,892	8,812,883
Property and equipment, net	2,234,385	2,161,698	1,896,348
Deferred income taxes	152,328	161,862	165,971
Other assets	133,266	127,678	117,667
TOTAL ASSETS	$14,789,927	$14,459,911	$13,649,449

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$454,522	$441,746	$446,453
Accrued expenses and other current liabilities	205,426	245,909	184,277
Accrued income taxes	89,991	2,029	59,089
Short-term debt	1,255	428	781
Current portion of finance and capital lease obligations	12,411	14,331	21,623
Current portion of non-recourse notes payable	319,769	300,750	287,350
TOTAL CURRENT LIABILITIES	1,083,374	1,005,193	999,573
Long-term debt, excluding current portion	597,277	713,910	299,002
Finance and capital lease obligations, excluding current portion	419,875	400,323	301,480
Non-recourse notes payable, excluding current portion	9,494,180	9,206,425	8,554,543
Other liabilities	222,936	229,274	220,185
TOTAL LIABILITIES	11,817,642	11,555,125	10,374,783

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 192,495,265 and 194,712,234 shares issued and outstanding as of May 31, 2016 and February 29, 2016, respectively	96,248	97,356	104,341
Capital in excess of par value	1,136,469	1,130,822	1,170,030
Accumulated other comprehensive loss	(66,825)	(70,196)	(66,458)
Retained earnings	1,806,393	1,746,804	2,066,753
TOTAL SHAREHOLDERS’ EQUITY	2,972,285	2,904,786	3,274,666
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,789,927	$14,459,911	$13,649,449

(1) In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2015-3 during the first quarter of fiscal 2017, debt issuance costs have been reclassified from other assets to a reduction of the carrying amount of the related debt liability. Prior period amounts have been reclassified to conform to the current period’s presentation.
(2) In connection with our adoption of FASB ASU 2015-17 during the fourth quarter of fiscal 2016, current deferred tax assets have been reclassified to noncurrent assets. Prior period amounts have been reclassified to conform to the current period’s presentation.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2016	2015
OPERATING ACTIVITIES:
Net earnings	$175,360	$181,974
Adjustments to reconcile net earnings to net cash
used in operating activities:
Depreciation and amortization	40,801	32,066
Share-based compensation expense	31,437	23,409
Provision for loan losses	26,591	13,598
Provision for cancellation reserves	18,692	20,330
Deferred income tax provision	7,374	10,475
Other	268	77
Net decrease (increase) in:
Accounts receivable, net	29,630	34,027
Inventory	67,038	242,797
Other current assets	(4,031)	14,423
Auto loan receivables, net	(343,067)	(390,977)
Other assets	399	57
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	66,871	(31,043)
Other liabilities	(31,999)	(33,659)
NET CASH PROVIDED BY OPERATING ACTIVITIES	85,364	117,554
INVESTING ACTIVITIES:
Capital expenditures	(97,463)	(59,437)
Proceeds from sales of assets	—	1,419
Increase in restricted cash from collections on auto loan receivables	(20,327)	(33,932)
Increase in restricted cash in reserve accounts	(3,101)	(2,972)
Release of restricted cash from reserve accounts	41	1,633
Purchases of money market securities, net	(289)	82
Purchases of trading securities	(2,355)	(3,942)
Sales of trading securities	244	72
NET CASH USED IN INVESTING ACTIVITIES	(123,250)	(97,077)
FINANCING ACTIVITIES:
Increase (decrease) in short-term debt, net	827	(4)
Proceeds from revolving line of credit and long-term debt	1,093,800	20,000
Payments on revolving line of credit and long-term debt	(1,208,800)	(30,000)
Cash paid for debt issuance costs	(4,680)	—
Payments on finance and capital lease obligations	(3,040)	(4,652)
Issuances of non-recourse notes payable	2,259,000	3,047,805
Payments on non-recourse notes payable	(1,952,428)	(2,656,311)
Repurchase and retirement of common stock	(137,989)	(134,226)
Equity issuances	4,134	34,323
Excess tax benefits from share-based payment arrangements	2,243	26,680
NET CASH PROVIDED BY FINANCING ACTIVITIES	53,067	303,615
Increase in cash and cash equivalents	15,181	324,092
Cash and cash equivalents at beginning of year	37,394	27,606
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$52,575	$351,698

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